UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2006
Portrait Corporation of America, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-8550	57-1208051

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Matthews-Mint Hill Road, Matthews, North Carolina	28105

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (704) 847-8011
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The description set forth in Item 1.03 below (including defined terms) is incorporated by reference into this Item 1.01. On September 1, 2006, the Debtors received interim approval of the Bankruptcy Court for, and on September 5, 2006, entered into, a Debtor In Possession Credit Agreement (the “DIP Facility”) with Wells Fargo Foothill, Inc. (the “DIP Lender”), as lender and as arranger and administrative agent thereunder. The DIP Facility, which will be in effect on an interim basis until final approval by the Bankruptcy Court at a hearing scheduled for September 27, 2006, provides access to $10 million. Of this amount, $3 million, including a sub facility for letters of credit of up to $1 million, is immediately available pending the Company’s satisfaction of certain conditions precedent, including receipt of evidence satisfactory to the DIP Lender of the approval of, and confirmation of subordination to, the DIP Facility by the holders of the Company’s 14% Senior Secured Notes due 2009. Upon satisfaction of this condition, total availability under the DIP Facility would increase to the full $10 million, including a sub facility for letters of credit of up to $5 million. Upon final approval of the DIP Facility by the Bankruptcy Court, total availability would increase to $45 million, including a sub facility for letters of credit of up to $20 million. The DIP Lender is an existing lender and agent under the Company’s existing senior credit facility.
The DIP Facility matures on August 31, 2007, subject to earlier termination and repayment upon confirmation of a plan of reorganization by the Bankruptcy Court. Amounts outstanding under the DIP Facility will bear interest at, the Company’s option, the DIP Lender’s prime rate as announced from time to time, plus 3.00% or LIBOR plus 5.00%. All obligations under the DIP Facility will be guaranteed by the Company and its subsidiary guarantors in the same manner as the Company’s existing senior credit facility and similarly secured by a first priority lien and security interest on substantially all of the assets of the Company and its domestic subsidiaries.
The DIP Facility contains covenants, including minimum cash flow and accounts receivable collection requirements, and events of default customary for a facility of this type, including impermissible modifications to the Chapter 11 Cases or the making of certain payments on terms other than as approved by the Bankruptcy Court, the failure to meet certain milestone dates with respect to the Chapter 11 Cases, and the occurrence of any event of default under, or in certain cases, the failure to obtain acceptable modifications of, certain material agreements.
ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP
On August 31, 2006, Portrait Corporation of America, Inc. (the “Company”) and its domestic subsidiaries (collectively, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code (Case Nos. 06-22541 through and including 06-22549) (collectively, the “Chapter 11 Cases). Jurisdiction of the Chapter 11 Cases was assumed by the Honorable Adlai S. Hardin, Jr. Pursuant to an order of the Bankruptcy Court, the Chapter 11 Cases will be jointly administered for administrative purposes only. The Debtors will continue to manage their properties and operate their business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the United States Bankruptcy Code and orders of the Bankruptcy Court. The Debtors anticipate that a statutory committee of unsecured creditors will be appointed at a meeting scheduled for September 11, 2006.

The Debtors filed the Chapter 11 Cases pursuant to an agreement-in-principle with representatives of the Debtors’ key lenders regarding the terms of a proposed restructuring plan, as described more fully in the Proposed Restructuring Term Sheet dated as of August 29, 2006, a copy of which is attached hereto as Exhibit 99.1. A copy of the Company’s press release issued August 31, 2006 regarding the proposed restructuring plan and the filing of the Chapter 11 Cases is attached hereto as Exhibit 99.2.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The description set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTRAIT CORPORATION OF AMERICA, INC.
Date: September 6, 2006	By:	/s/ James Robert Wren, Jr.
James Robert Wren, Jr.
Executive Vice President, General Counsel and Secretary

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

99.1	Proposed Restructuring Term Sheet dated as of August 29, 2006

99.2	Press release issued on August 31, 2006.